Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the use of our report dated March 19, 2015, with respect to the balance sheets of ARCA biopharma, Inc (the Company) as of December 31, 2014 and 2013, and the related statements of operations and comprehensive loss, preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2014, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the S-3.

Our report dated March 19, 2015 contains an explanatory paragraph that states that the Company’s recurring losses from operations and its dependence upon raising additional funds from strategic transactions, sales of equity, and/or issuance of debt raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to consummate such transactions is uncertain. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Denver, Colorado

October 16, 2015